EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Lument Finance Trust, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-211027 and 333-258134) on Form S-3 of our report dated March 23, 2023, with respect to the consolidated financial statements and financial statement schedule IV, of Lument Finance Trust, Inc. and subsidiaries.

/s/ KPMG LLP

New York, New York
March 23, 2023